News Release
Contact: Paul Goodson, Associate Vice President of Investor Relations
866.475.0317 x2271
investorrelations@bridgepointeducation.com

Bridgepoint Education Reports Second Quarter 2012 Results
SAN DIEGO, (August 7, 2012) - Bridgepoint Education (NYSE:BPI), a provider of postsecondary education services, announced today its results for the three months ended June 30, 2012.
Highlights for the second quarter ended June 30, 2012, are as follows:

•	Total student enrollment at period end was 92,620.

•	Revenue increased to $256.3 million from $239.9 million for the same period in 2011.

•	Operating income decreased to $75.5 million from $82.5 million for the same period in 2011.

•	Net income was $47.5 million compared with $52.1 million for the same period in 2011.

•	Fully diluted earnings per share was $0.84 compared with $0.90 for the same period in 2011.
Student Enrollment
Total student enrollment at Bridgepoint Education's academic institutions, Ashford University and University of the Rockies, was 92,620 students at June 30, 2012, compared with 84,545 students at the end of the second quarter of 2011.
New student enrollments for the second quarter of 2012 at Bridgepoint Education's academic institutions were approximately 19,300 compared with new student enrollments of approximately 19,050 for the same period in 2011.
Financial Results
Revenue for the second quarter of 2012 was $256.3 million, compared with revenue of $239.9 million for the same period in 2011. Revenue for the six months ended June 30, 2012, was $506.7 million, compared to $469.3 million for the same period in 2011.
Operating income for the second quarter of 2012 was $75.5 million compared with operating income of $82.5 million for the same period in 2011. Operating income for the six months ended June 30, 2012 was $127.9 million compared to $168.7 million for the same period in 2011.
Net income for the second quarter of 2012 was $47.5 million compared with net income of $52.1 million for the same period in 2011. Net income for the six months ended June 30, 2012 was $80.5 million compared to $106.1 million for the same period in 2011.
Fully diluted earnings per share for the second quarter of 2012 was $0.84 compared with $0.90 for the same period in 2011. Fully diluted earnings per share for the six months ended June 30, 2012, was $1.43 compared with $1.82 for the same period in 2011.
The Company's effective tax rate for the second quarter of 2012 was 37.9%.
Balance Sheet and Cash Flow
As of June 30, 2012, the Company had cash, cash equivalents and marketable securities of $470.6 million, compared with $407.2 million as of December 31, 2011. The Company generated $76.8 million of cash from operating activities in the six months ended June 30, 2012, compared with $116.2 million for the same period in 2011.

Full-Year 2012 Outlook
The Company has elected to suspend, until further notice, its practice of providing full-year financial and operating guidance due to reduced visibility arising from recent regulatory developments.
Earnings Conference Call and Webcast
Bridgepoint Education will host a conference call at 11:30 a.m. ET (8:30 a.m. PT) today to discuss its latest financial results and recent highlights. The dial-in number for callers in the United States / Canada is (866) 575-6537 and for international callers is (913) 312-0383. The access code for all callers is 7081492. A live webcast will also be available on the Company's website at www.bridgepointeducation.com/investorrelations.
A replay of the call will be available via telephone through August 14, 2011. To access the replay, dial (888) 203-1112 in the United States / Canada and (719) 457-0820 outside the United States; then enter the access code 7081492.
About Bridgepoint Education
Bridgepoint Education, Inc. (NYSE:BPI) improves the way individuals learn. By harnessing creativity, knowledge and proprietary technologies, such as Constellation, Thuze, and Waypoint Outcomes, Bridgepoint Education has re-engineered the modern student experience with innovative solutions that advance learning. Its accredited institutions - Ashford University and University of the Rockies - embody the contemporary college experience. Ashford University offers associate's, bachelor's and master's degree programs while University of the Rockies offers master's and doctoral degree programs. Both provide progressive online platforms, as well as traditional campuses located in Clinton, Iowa (Ashford University), and Colorado Springs, Colorado (University of the Rockies).
For more information about Bridgepoint Education, call Paul Goodson, Associate Vice President of Investor Relations at (858) 848-3312.

BRIDGEPOINT EDUCATION, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue	$256,302	$239,880	$506,739	$469,313
Costs and expenses:
Instructional costs and services	65,395	62,012	133,870	117,821
Marketing and promotional	78,608	62,188	158,671	121,154
General and administrative	36,763	33,131	86,309	61,677
Total costs and expenses	180,766	157,331	378,850	300,652
Operating income	75,536	82,549	127,889	168,661
Other income, net	854	657	1,537	1,330
Income before income taxes	76,390	83,206	129,426	169,991
Income tax expense	28,932	31,057	48,927	63,923
Net income	$47,458	$52,149	$80,499	$106,068
Earnings per share:
Basic	$0.90	$0.99	$1.54	$2.00
Diluted	0.84	0.90	1.43	1.82
Weighted average number of common shares outstanding used in computing earnings per share:
Basic	52,531	52,911	52,269	52,943
Diluted	56,233	57,939	56,203	58,253

BRIDGEPOINT EDUCATION, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of June 30, 2012	As of December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$180,425	$133,921
Restricted cash	—	25
Investments	159,792	153,779
Accounts receivable, net	99,617	62,156
Deferred income taxes	5,442	5,429
Prepaid expenses and other current assets	22,966	17,199
Total current assets	468,242	372,509
Property and equipment, net	95,395	89,667
Investments	130,398	119,507
Student loans receivable, net	14,998	9,255
Goodwill and intangibles, net	9,364	7,037
Deferred income taxes	10,810	11,200
Other long-term assets	2,390	4,461
Total assets	$731,597	$613,636
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,929	$8,961
Accrued liabilities	57,858	40,205
Deferred revenue and student deposits	187,433	185,446
Total current liabilities	251,220	234,612
Rent liability	22,238	16,595
Other long-term liabilities	9,083	8,781
Total liabilities	282,541	259,988
Total stockholders' equity	449,056	353,648
Total liabilities and stockholders' equity	$731,597	$613,636

BRIDGEPOINT EDUCATION, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities
Net income	$80,499	$106,068
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	24,923	23,614
Depreciation and amortization	8,384	5,572
Amortization of premium/discount	3,594	1,380
Deferred income taxes	(2)	—
Stock-based compensation	6,541	4,796
Excess tax benefit of option exercises	(5,625)	(10,365)
Loss on disposal of fixed assets	—	11
Changes in operating assets and liabilities:
Accounts receivable	(62,501)	(43,539)
Prepaid expenses and other current assets	(5,084)	360
Student loans receivable	(5,626)	(1,332)
Other long-term assets	2,071	(122)
Accounts payable and accrued liabilities	21,700	19,276
Deferred revenue and student deposits	1,987	7,154
Other liabilities	5,945	3,292
Net cash provided by operating activities	76,806	116,165
Cash flows from investing activities
Capital expenditures	(14,957)	(12,477)
Purchases of investments	(108,354)	(114,115)
Restricted cash	25	—
Capitalized curriculum development costs	(2,935)	(1,333)
Sales and maturities of investments	88,189	75,500
Net cash used in investing activities	(38,032)	(52,425)
Cash flows from financing activities
Proceeds from the exercise of stock options	1,396	3,577
Excess tax benefit of option exercises	5,625	10,365
Proceeds from the issuance of stock under employee stock purchase plan	707	642
Proceeds from the exercise of warrants	2	79
Repurchase of common stock	—	(56,426)
Net cash provided by (used in) financing activities	7,730	(41,763)
Net increase in cash and cash equivalents	46,504	21,977
Cash and cash equivalents at beginning of period	133,921	188,518
Cash and cash equivalents at end of period	$180,425	$210,495